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                                                          Exhibit 23.5


July 23, 1997



                         CONSENT OF BLACK & COMPANY, INC.

We hereby consent to the inclusion in the Proxy Statement of Nor'Wester Brewing Company, Inc., Willamette Valley, Inc. Microbreweries Across
America, Aviator Ales, Inc., Bayhawk Ales, Inc. and Mile High Brewing Company/Prospectus of United Craft Brewers, Inc. (the "Proxy Statement/Prospectus") forming part of this Registration Statement on Form
S-4 of our opinion dated May 12, 1997 to the Board of Directors of Willamette Valley, Inc. Microbreweries Across America, Aviator Ales, Inc., Bayhawk Ales, Inc. and Mile High Brewing Company attached as Annex D to the Proxy Statement/Prospectus and to the references to our opinion under the captions "Summary--The Consolidation and Investment," "The Consolidation and
Investment by UBA--Background of the Consolidation and Investment by UBA," "The Consolidation and Investment by UBA--WVI's Reasons for the
Consolidation: Recommendations of the Board of Directors of WVI," "The Consolidation and Investment by UBA--Aviator's Reasons for the Consolidation:
Recommendations of the Board of Directors of Aviator," "The Consolidation and Investment by UBA--Bayhawk's Reasons for the Consolidation: Recommendations of the Board of Directors of Bayhawk," "The Consolidation and Investment by UBA--Mile High's Reasons for the Consolidation: Recommendations of the Board of Directors of Mile High," and "The Consolidation and Investment by UBA--Opinions of Black & Company." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.


                                                /s/ BLACK & COMPANY

                                                BLACK & COMPANY, INC.